AMENDED AND RESTATED
TERM NOTE
$4,378,378.38    September 22, 2014
FOR VALUE RECEIVED, HIGHWATER ETHANOL, LLC, a Minnesota limited liability company (the "Borrower"), hereby promises to pay to the order of United FCS, PCA (the "Bank"), the principal sum of $4,378,378.38. The Borrower further agrees to pay interest in like money to the Bank on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement (as defined below), subject to the terms and conditions set forth in the Credit Agreement; all such payments, unless sooner paid, shall be made no later than the Maturity Date. All capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement. This Amended and Restated Term Note (this "Term Note") amends, restates and replaces that certain Term Note of the Borrower dated February 27, 2014.
This Term Note is one of the Term Notes evidencing the Term Loan referred to in that certain Credit Agreement dated February 27, 2014, which has been amended and restated under that certain Amended and Restated Credit Agreement of even date herewith, among the Borrower, the Bank and the other commercial, banking or financial institutions from time to time parties thereto, and AgStar Financial Services, PCA, as Administrative Agent (the "Agent") (such agreement, as amended and restated, the "Credit Agreement").
This Term Note is subject to prepayment as provided in the Credit Agreement. This Term Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a mortgage, security interest or other lien has been granted, the nature and extent of the security, and the terms and conditions upon which such mortgages, liens and security interests were granted and the rights of the Bank in respect thereof.
Upon the occurrence and during the continuance of any one or more of the Events of Default set forth in Section 6.01 of the Credit Agreement, all amounts then remaining unpaid on this Term Note shall, at the election of the Agent, be immediately due and payable, all as provided in the Credit Agreement. The Borrower hereby waives demand, presentment, protest and notice of nonpayment and dishonor of this Term Note.
This Term Note shall be governed by and construed in accordance with the laws of the State of Minnesota (without reference to the choice of law principles thereof). The Borrower hereby submits to the jurisdiction of any Minnesota State court sitting in Blue Earth County, Minnesota, or Federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Term Note, and the Borrower hereby agrees that claims in respect of such action or proceeding may be heard and determined in such Minnesota State court or in such Federal court. The Borrower hereby waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

HIGHWATER ETHANOL, LLC
a Minnesota limited liability company

Date:	January 29, 2015	/s/ Brian Kletscher
Brian Kletscher
Chief Executive Officer
(Principal Executive Officer)